Exhibit 99.1
Contact:
Terrence L. Bauer
Chief Executive Officer
(678) 832-1800
ORION HEALTHCORP’S SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
APPROVES REVERSE/FORWARD STOCK SPLIT
ATLANTA (September 21, 2007) – Orion HealthCorp, Inc. (AMEX: ONH) today announced that a special committee of independent directors of its Board of Directors approved a 1-for-2,500 reverse stock split of Orion’s Class A Common Stock followed by a 2,500-for-1 forward stock split of Orion’s Class A Common Stock. If the splits are effected, Orion expects to have fewer than 300 Class A Common stockholders of record and would deregister its Class A Common Stock under the Securities Exchange Act of 1934. As a result, Orion’s Class A Common Stock would no longer be traded on the American Stock Exchange. Stockholders with fewer than 2,500 shares at the effective date of the reverse split would receive a cash payment from Orion of $0.23 for each share of Class A Common Stock, a premium of 43.8% over the American Stock Exchange closing price on September 20, 2007.
The stock holdings of Class A Common stockholders who own 2,500 or more shares before the reverse stock split would not be affected by the transaction. The reverse/forward stock split is proposed to be effected by an amendment to Orion’s Third Amended and Restated Certificate of Incorporation, which is subject to the approval of a majority of Orion’s Class A Common and Class D Common stockholders.
The Company also announced that Stephen H. Murdock, the Company’s Chief Financial Officer, who had recently tendered his resignation effective September 30, 2007, has agreed to remain with the Company as CFO to assist in closing the transaction until the earlier of December 31, 2007, or the hiring of a new CFO.

In commenting on the announcements, Terrence L. Bauer, Chief Executive Officer of Orion HealthCorp, said, “Our Special Committee and Board believe that these actions are in the best interests of our stockholders for both the short and long term. We believe the benefits will include significant cost savings and an enhanced ability of our management team to focus on our mission of becoming a leading multi-regional provider of physician billing, collections, practice management and revenue cycle management services. In addition, we are very grateful to Steve for agreeing to continue to serve as CFO until his replacement is hired.”
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of Orion HealthCorp, Inc. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results, including without limitation, changes in federal or state healthcare laws and regulations and third party payer requirements, changes in costs of supplies, the loss of major customers, increases in labor and employee benefit costs, increases in interest rates on the Company’s indebtedness as well as general market conditions, competition and pricing, the Company’s ability to successfully implement its business strategies and integrate acquisitions, including the expense and impact of any potential acquisitions and the ability to obtain necessary approvals and financing and the result of any vote by the Company’s stockholders. Orion HealthCorp, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.